Exhibit (d)(9)

                              FEE WAIVER AGREEMENT

                      HSBC INVESTOR GROWTH AND INCOME FUND
                           HSBC INVESTOR MID-CAP FUND

      FEE WAIVER AGREEMENT, dated as of December 5, 2006 by and between HSBC Investments (USA) Inc. (the "Investment Manager") and the HSBC Investor Funds (the "Trust"), on behalf of each of the HSBC Investor Growth and Income Fund and HSBC Investor Mid-Cap Fund (each a "Fund," and collectively, the "Funds").

      WHEREAS, the Trust is a Massachusetts Business Trust, and is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end management company of the series type, and each Fund is a series of the Trust; and

      WHEREAS, the Trust and the Investment Manager have entered into an Investment Management Agreement (the "Management Agreements"), pursuant to which the Investment Manager provides investment management services to each Fund for compensation based on the value of the average daily net assets of each such Fund; and

      WHEREAS, the Trust and the Investment Manager have determined that it is appropriate and in the best interests of each Fund and its shareholders to maintain the management fee of each Fund below the level to which each Fund may normally be subject;

      NOW THEREFORE, the parties hereto agree as follows:

1.    FEE WAIVER.

      1.1. APPLICABLE FEE WAIVER. The management fee to be charged by the Investment Manager pursuant to the Management Agreements will be reduced by 0.05% for each Fund.

      1.2. DURATION OF FEE WAIVER. The Fee Waiver with respect to each Fund shall remain in effect until March 1, 2008. The Investment Manager may extend, but may not during the term of this Agreement shorten, the duration of the Fee Waiver for any Fund without the consent of the Trust by delivering a revised Agreement to the Trust reflecting such extension. Such an extension must continue at the same Fee Waiver amount specified under Section 1.1 above.

2.    TERM AND TERMINATION OF AGREEMENT.

      This Agreement shall terminate upon termination of the Investment Management Agreement, or it may be terminated by either party hereto, without payment of any penalty, upon ninety (90) days' prior written notice to the other party at its principal place of business.

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3.    MISCELLANEOUS.

      3.1. CAPTIONS. The captions in this Agreement are included for convenience of reference only and in no other way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

      3.2. INTERPRETATION. Nothing herein contained shall be deemed to require the Trust or the Funds to take any action contrary to the Trust's Declaration of Trust or By-Laws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Trust's Board of Trustees of its responsibility for and control of the conduct of the affairs of the Trust or the Funds.

      3.3. DEFINITIONS. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from the terms and provisions of the Management Agreement or the 1940 Act, shall have the same meaning as and be resolved by reference to such Management Agreement or the 1940 Act.

      IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized and their respective corporate seals to be hereunto affixed, as of the day and year first above written.

                                        HSBC INVESTOR FUNDS
                                        ON BEHALF OF
                                        HSBC INVESTOR GROWTH AND INCOME FUND AND
                                        HSBC INVESTOR MID-CAP FUND

                                        By: /s/ Elba Vasquez
                                            ------------------------------------
                                        Name: Elba Vasquez
                                        Title: Vice President


                                        HSBC INVESTMENTS (USA) INC.

                                        By: /s/ Richard A. Fabietti
                                            ------------------------------------
                                        Name: Richard A. Fabietti
                                        Title: Sr. Vice President


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